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                                                                    EXHIBIT 99.1



                                  [LETTERHEAD]



FOR IMMEDIATE RELEASE

                         CINERGI PICTURES ENTERTAINMENT
                    ANNOUNCES AGREEMENT TO SELL SUBSTANTIALLY
                     ALL OF THE FILMS IN ITS FILM LIBRARY TO
                       WALT DISNEY PICTURES AND TELEVISION

Santa Monica, CA, (April 3, 1997) - Cinergi Pictures Entertainment Inc. (CINE:
Nasdaq) announced today that it has entered into an agreement with Walt Disney Pictures and Television, a subsidiary of the Walt Disney Company, to sell to Disney substantially all of the films in Cinergi's motion picture library and certain other assets. In exchange for the assets being sold to Disney, Disney has agreed to relinquish its equity interest in Cinergi and cancel its outstanding loans to Cinergi (approximately $38,400,000 as of March 31, 1997). In addition, Disney has agreed to assume with respect to the films and rights therein being sold to Disney, all residual obligations, as well as all scheduled obligations relating to Cinergi's existing exploitation agreements. Disney has agreed to assume the outstanding debt under Cinergi's credit facility relating to the soon to be completed AN ALAN SMITHEE FILM. Cinergi has agreed to transfer to Disney all minimum guarantee payments and any overages paid or to be paid with respect to such film. The film library being sold to Disney includes primarily all of Cinergi's rights (except minimum guarantee payments for films to other than AN ALAN SMITHEE FILM) to the following eleven motion pictures:
MEDICINE MAN, TOMBSTONE, RENAISSANCE MAN, COLOR OF NIGHT, JUDGE DREDD, THE SCARLET LETTER, NIXON, EVITA (excluding soundtrack rights, which will be retained by Cinergi), AMANDA, THE SHADOW CONSPIRACY, and AN ALAN SMITHEE FILM. Disney will also retain overages otherwise payable to Cinergi by Disney with respect to certain distribution rights to DIE HARD, WITH A VENGEANCE previously licensed to Disney. In


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CINERGI PICTURES ENTERTAINMENT INC., 4/3/97                               page 2

addition, upon consummation of the sale to Disney, Cinergi's twenty-five film domestic distribution arrangement with an affiliate of Disney, under which nine films have been delivered, will be terminated.

The sale of assets to Disney is subject to numerous conditions including, among other things, completion of certain due diligence by Disney, expiration of any applicable Hart-Scott-Rodino waiting period, and the approval of Cinergi's stockholders. The agreement and related sale of assets may also be terminated by Cinergi or Disney in certain circumstances, including, among other things, upon failure to consummate the sale by September 15, 1997. Management of the Company (including Chairman of the Board and Chief Executive Officer, Andrew G.
Vana), which owns approximately 43% of the outstanding Common Stock of Cinergi, has agreed to vote its shares in favor of the transaction in accordance with the terms of the agreement with Disney.

Cinergi Pictures Entertainment Inc., founded in 1989, is an independent producer and distributor of motion pictures which are distributed in all domestic and international theatrical and ancillary markets, including home video, cable and broadcast television.


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